Exhibit 99.1

Columbia Equity Trust, Inc.	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303-3080

Columbia Equity Trust, Inc. Announces Amendment to Merger Agreement to Increase Merger Price to
$19.50 Per Share
     Washington, D.C. February 21, 2007 — Columbia Equity Trust, Inc. (NYSE: COE) today announced that it has amended its merger agreement dated November 5, 2006 with affiliates of JPMorgan Asset Management’s Special Situation Property Fund (“SSPF”).
     Under the terms of the amended agreement, SSPF will acquire all of the outstanding common stock of Columbia for $19.50 per share, payable in cash. The increased purchase price represents an increase of $0.50 per share over the $19.00 per share price previously provided in the original merger agreement.
     As a result of the amendment, the cash consideration to be paid to holders of limited partnership interests and LTIP units in Columbia’s operating partnership electing cash consideration in the transaction will be $19.50 per unit.
     The special meeting of Columbia’s stockholders to vote on the merger remains scheduled to be convened on February 27, 2007. Subject to approval by affirmative vote of the holders of a majority of Columbia’s outstanding shares at that meeting, the merger is expected to close on March 1, 2007.
About Columbia Equity Trust, Inc.
     Columbia Equity Trust, Inc. owns, operates, acquires and develops commercial office properties primarily in the Greater Washington, D.C. area. Columbia’s portfolio comprises over 2.9 million square feet of office space located predominantly in Northern Virginia, Suburban Maryland and Washington, D.C. For additional information please visit our web site at www.columbiareit.com.

Additional Information about the Merger and Where to Find It
     In connection with the proposed merger, Columbia has filed with the United States Securities and Exchange Commission (the “SEC”) a definitive proxy statement. INVESTORS AND SECURITY HOLDERS OF COLUMBIA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT COLUMBIA, JPMORGAN AND THE PROPOSED MERGER. Investors can obtain the definitive proxy statement and all other relevant documents filed by Columbia with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Columbia by contacting Columbia’s Investor Relations liaison at (202) 303-3080 or accessing Columbia’s investor relations website at www.columbiareit.com. Investors and security holders are urged to read the definitive proxy statement and the other relevant materials when they become available, before making any voting or investment decision with respect to the merger.
     Columbia and JPMorgan and their respective executive officers, directors, and employees may be deemed to be participating in the solicitation of proxies from the security holders of Columbia in connection with the merger. Information about the executive officers and directors of Columbia and the number of shares of Columbia common stock beneficially owned by such persons is set forth in the proxy statement for Columbia’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 10, 2006, and Columbia’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 31, 2006. Investors and security holders may obtain additional information regarding the direct and indirect interests of Columbia and JPMorgan and their respective executive officers, directors and employees in the merger by reading the definitive proxy statement regarding the merger.
Cautionary Note Regarding Forward Looking Statements
     Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the outcome of any legal proceedings that may be instituted against Columbia and others following announcement of the merger agreement; (iii) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (v) the ability to recognize the benefits of the merger; and (vi) the amount of the costs, fees, expenses and charges related to the merger. Although Columbia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact Columbia’s future results, performance, achievements or transactions, see the documents filed by Columbia from time to time with the SEC, and in particular the section titled “Risk Factors” in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006. Columbia undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT
COLUMBIA EQUITY TRUST, INC.
DOMINIQUE DASCHLE
INVESTOR RELATIONS LIAISON
202-303-3080